Exhibit 99.1

NEWS RELEASE

American Eagle Outfitters Reports December Sales Of $493.5 Million

Same Store Sales Decrease 17%

Updates Fourth Quarter EPS Guidance

Pittsburgh - January 8, 2009 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the five weeks ended January 3, 2009 decreased 10% to $493.5 million, compared to $546.1 million for the five weeks ended January 5, 2008. Comparable store sales decreased 17% for the month, compared to a 2% decrease for the same period last year.

December sales for the AE brand deteriorated from November and were well below the company's recent expectations. During key December holiday shopping periods, traffic and conversion were disappointing. The company is currently clearing through holiday merchandise and expects to enter the spring season with fresh inventories, consistent with its plan.

Total sales for the year-to-date eleven month period ended January 3, 2009 decreased 2% to $2.849 billion, compared to $2.892 billion for the eleven month period ended January 5, 2008. Comparable store sales decreased 10% for the year-to-date period compared to the same period last year.

The company is reducing its fourth quarter earnings guidance based on lower-than-expected December sales, a revised outlook for January, and increased markdowns. The current fourth quarter earnings expectation is in the range of $0.19 to $0.21, which excludes any potential other-than-temporary impairment charge related to investment securities. This compares to fourth quarter EPS of $0.66 last year. The company's previous fourth quarter earnings guidance was $0.30 to $0.36 per share.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 958 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 116 standalone stores in the U.S. and Canada and online at www.aerie.com.  MARTIN + OSA provides Refined Casual fashions for 28 to 40 year old men and women at its 28 stores and online at www.martinandosa.com.  The latest brand, 77kids by american eagle, is available online only at www.77kids.com. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10.  AE.COM, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's fourth quarter sales and earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Contact:

American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300